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                                                                   Exhibit 11.1

                              THE CHUBB CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE
                           THREE MONTHS ENDED MARCH 31

                                                     1995             1994
                                                     ----             ----
                                                         (in millions)
Net income.......................................   $146.7           $73.2
After-tax interest expense on 6% guaranteed
  exchangeable subordinated notes................      2.4             2.4
                                                    ------           -----
Net income for computing earnings per share......   $149.1           $75.6
                                                    ======           =====

Average number of common shares outstanding......     86.9            87.7

Additional shares from assumed conversion of
  6% guaranteed exchangeable subordinated
  notes as if each $1,000 of principal
  amount had been converted at issuance
  into 11.628 shares of common stock.............      2.9             2.9
                                                    ------           -----
Average number of common and common
  equivalent shares assumed outstanding for
  computing earnings per share...................     89.8            90.6
                                                    ======           =====

Net income per share.............................   $ 1.66           $ .83